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                                  EXHIBIT 9.3

                                                                February 4, 1996

Re: IRREVOCABLE PROXY

Ladies and Gentlemen:

    In connection with the execution of that certain merger agreement by and among Harte-Hanks Communications, Inc., HHD Acquisition Corp., and DiMark, Inc. (the "Company") dated February 4, 1996 (the "Merger Agreement"), the undersigned ("Grantor") hereby irrevocably appoints Harte-Hanks Communications, Inc. (or its designees), with full power of substitution, as proxy for the Grantor to vote the shares of common stock ("Common Stock") of the Company which the Grantor is entitled to vote (the "Proxy Shares"), for and in the name, place and stead of the Grantor, at any meeting of the holders of shares of Company Common Stock or any adjournments or postponements thereof or pursuant to any consent in lieu of a meeting, or otherwise, with respect only to the approval of the Merger Agreement, any matters related to or in connection with the proposed merger and any corporate action the consummation of which would violate, frustrate the purposes of, or prevent or delay the consummation of the transactions contemplated by the Merger Agreement (including without limitation any proposal to amend the articles of incorporation or by-laws of the Company or approve any merger, consolidation, sale or purchase of any assets, issuance of Company Common Stock or any other equity security of the Company (or a security convertible into an equity security of the Company), reorganization, recapitalization, liquidation or winding up of or by the Company). The undersigned represents and warrants that the undersigned has all necessary power and authority to deliver this proxy.

    This proxy is coupled with an interest and is expressly made irrevocable and will expire on the earliest to occur of (i) the closing of the transaction contemplated by the Merger Agreement, (ii) the termination of the Merger Agreement pursuant to its terms, or (iii) July 31, 1996.

    This proxy shall be filed with the Secretary of the Company.

                                        /s/ Stephen C. Marcus
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                                        Printed Name    Stephen C. Marcus
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                                        No. of Proxy Shares    1,411,876
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